Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

JEFFERIES FINANCIAL GROUP INC.,

VITESSE ENERGY FINANCE LLC,

AND

VITESSE ENERGY, INC.

AND, FOR THE PURPOSES OF ARTICLE I, SECTIONS 2.1-2.8, 4.1, 4.3(b) AND 4.3(d), ARTICLES VII AND VIII, AND SECTIONS 9.4-9.8, 10.1-10.2 AND 10.5-10.14 ONLY, THE PARTIES LISTED IN EXHIBIT A

DATED AS OF [_____], 2022

i

ii

SECTION 10.11	Force Majeure	31
SECTION 10.12	No Public Announcement	31
SECTION 10.13	Expenses	31
SECTION 10.14	Termination	31
SECTION 10.15	Limitations of Liability	32
SECTION 10.16	Conflicts.	32

Schedules

Schedule 2.2	Pre-Distribution Transactions

Schedule 2.3	Other Distribution Transactions
Schedule 2.7(b)(ii)	Agreements not Terminated
Schedule 2.7(c)(i)	Pre-Effective Time Accounts Receivable and Accounts Payable
Schedule 2.7(c)(ii)	Post-Effective Time Accounts Receivable and Accounts Payable
Schedule 4.2	Nominees to SpinCo Board of Directors
Schedule 7.3(a)	Supplied Information

iii

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT is made as of [_______], 2022 by and between Jefferies Financial Group Inc., a New York corporation (“Jefferies”), Vitesse Energy Finance LLC, a Delaware limited liability company, formerly known as VE Holding LLC (“Vitesse Energy Finance”), Vitesse Energy, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Vitesse Energy Finance (“SpinCo”), and for the purposes of Article I, Section 2.1-2.8, 4.1, 4.3(b) and 4.3(d), Articles VII and VIII, and Sections 9.4-9.8, 10.1-10.2 and 10.5-10.14 only, the parties listed in Exhibit A.

WHEREAS, in 2017, Jefferies announced that its primary business initiative was to become a focused financial services company with clear drive and direction, concentrating on investment banking and capital markets and alternative asset management. To achieve those goals, Jefferies has been strategically and opportunistically monetizing a significant portion of its merchant banking portfolio and realigning its internal structure and intends to continue selling, distributing or transferring the business and investments comprising its merchant banking portfolio;

WHEREAS, the Board of Directors of Jefferies has determined that it would be advisable and in the best interests of Jefferies and its shareholders for all of the issued and outstanding equity interests of Vitesse Energy, LLC, a Delaware limited liability company (“VEL”), and Vitesse Oil, LLC, a Delaware limited liability company (“Vitesse Oil”), to be acquired by SpinCo in a series of transactions set forth in Schedule 2.2 (the “Pre-Distribution Transactions”) and for Jefferies to distribute on a pro rata basis to the holders of Jefferies’ common stock, par value $1.00 per share (“Jefferies Common Stock”), without any consideration being paid by the holders of such Jefferies Common Stock, all of the outstanding shares of SpinCo common stock, par value $0.01 per share (the “SpinCo Common Stock”), then owned by Jefferies (the “Distribution”);

WHEREAS, for federal income tax purposes, the Distribution (except for cash that Jefferies Common Stockholders may receive in lieu of fractional shares) together with certain related transactions is expected to qualify as a tax-free distribution to which Section 355(a), Section 355(c) and Section 361 of the Internal Revenue Code of 1986, as amended (the “Code”) apply

WHEREAS, on August 22, 2022, Jefferies submitted to the United States Internal Revenue Service (the “IRS”) a request for certain rulings under Sections 355 and 368 of the Code in connection with the Distribution and certain related transactions (together with subsequent submissions to the IRS with respect to such request, including the submissions made on October 25, 2022 and November 9, 2022, the “IRS Ruling Request”); and

WHEREAS, it is appropriate and desirable to set forth the principal transactions required to effect the Distribution and certain other agreements that will govern the relationship of Jefferies and SpinCo following the Distribution.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1.

“3B” means 3B Energy, LLC, a Delaware limited liability company, and the holder of a minority of the equity interests in VEL prior to the Pre-Distribution Transactions and an entity owned by Gerrity and Cree.

“Action” means any action, claim, demand, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any governmental or other regulatory or administrative entity, agency or commission or any arbitration tribunal, domestic or foreign.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For the purpose of this definition, the term “control” means the power to direct the management of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meaning correlative to the foregoing; provided, that, for any purpose hereunder, in each case both before and after the Effective Time, none of the Persons listed in clause (i), (ii), (iii), or (iv) shall be deemed to be Affiliates of any Person listed in any other such clause: (i) Jefferies, Phlcorp, Baldwin, and Vitesse Energy Finance, (ii) Gerrity, Cree, 3B, and Gerrity Bakken, LLC, (iii) SpinCo, SpinCo VEL-Sub, SpinCo VOL-Sub, Vitesse Oil, VEL, Vitesse Oil, Inc., and Vitesse Management Company LLC, and (iv) Jefferies Capital Partners LLC, JCP V LLC, Jefferies SBI Strategic Investments USA LLC, Jefferies Capital Partners V L.P., and Jefferies SBI USA Fund, L.P.

“Ancillary Agreements” means the Tax Matters Agreement, the Vitesse Energy, Inc. Transitional Equity Award Adjustment Plan and any other agreement entered into on or before the Distribution Date regarding the ongoing business and service relationships between the Jefferies Parties and SpinCo Parties.

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Baldwin” means Baldwin Enterprise, LLC, a Delaware limited liability company and direct, wholly owned Subsidiary of Phlcorp.

“Code” has the meaning set forth in the Recitals.

“Cree” means Brian Cree, the President of SpinCo.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Agent” means American Stock Transfer & Trust Company, LLC, the distribution agent appointed by Jefferies to distribute shares of SpinCo Common Stock pursuant to the Distribution.

“Distribution Date” means the date determined by the Board of Directors of Jefferies as the date on which the Distribution is payable to holders of Jefferies Common Stock on the Record Date.

“Distribution Ratio” means [______].

“Effective Time” means [______] on the Distribution Date.

“Escalation Notice” has the meaning set forth in Section 8.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit A Parties” means Vitesse Energy Finance and the entities and individuals listed in Exhibit A.

“Existing VEL Revolving Credit Facility” means the Amended and Restated Credit Agreement, dated as of April 29, 2022, as amended from time to time, among VEL, as borrower, Wells Fargo Bank, N.A., as administrative agent, and the lenders party thereto.

“Existing Vitesse Oil Revolving Credit Facility” means and the Credit Agreement, dated as of July 23, 2015, as amended from time to time, among Vitesse Oil, as borrower, Wells Fargo Bank, N.A., as administrative agent, and the lenders party thereto.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“Form 10” means the registration statement, including any amendment or supplement thereto, of SpinCo on Form 10 to register, under the Exchange Act, the SpinCo Common Stock to be distributed in the Distribution.

“Fund Entities” means the parties listed in clause (iv) of the definition of Affiliate, as well as any Subsidiaries of any such entity formed or acquired after the date hereof.

“Gerrity” means Bob Gerrity, the Chief Executive Officer of SpinCo and a member of SpinCo’s Board of Directors.

“Gerrity/Cree Parties” means the parties listed in clause (ii) of the definition of Affiliate, as well as any Subsidiaries of Gerrity and/or Cree formed or acquired after the date hereof.

“Governmental Authority” means any foreign, federal, state, local or other government, governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral body.

“Indemnified Party” has the meaning set forth in Section 7.5(a).

“Indemnifying Party” has the meaning set forth in Section 7.5(a).

“Indemnity Payment” has the meaning set forth in Section 7.5(a).

“Information” has the meaning set forth in Section 9.1.

“Information Statement” has the meaning set forth in Section 4.3(a).

“IRS” has the meaning set forth in the Recitals.

“IRS Ruling” has the meaning set forth in Section 5.2.

“IRS Ruling Request” has the meaning set forth in the Recitals.

“Jefferies” has the meaning set forth in the first paragraph of this Agreement.

“Jefferies Common Stock” has the meaning set forth in the Recitals.

“Jefferies Indemnified Parties” has the meaning set forth in Section 7.2.

“Jefferies Parties” means the parties listed in clause (i) of the definition of Affiliate, as well as any Subsidiaries of Jefferies formed or acquired after the date hereof.

“Jefferies Retained Assets” means all Assets held at the Effective Time by Jefferies.

“Jefferies Retained Business” means all businesses held at the Effective Time by Jefferies.

“Jefferies Retained Liabilities” means all Liabilities held at the Effective Time by Jefferies.

“Liability” means any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, fees, expenses, deficiencies, claims or other charges, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

“New Revolving Credit Facility” means the secured revolving credit facility of SpinCo to be in effect following the completion of the Distribution.

“NYSE” means the New York Stock Exchange, Inc.

“Ordinary Course” means the operation of the Vitesse Business in the ordinary course of business consistent with past practice, other than such actions (including failures to act) and decisions relating solely to the Distribution which were taken (or not taken) or made with the consent of the other Party.

“Other Distribution Transactions” has the meaning set forth in Section 2.3.

“Party” means Jefferies or SpinCo.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Phlcorp” means Phlcorp Holding LLC, a Pennsylvania limited liability company and direct, wholly owned Subsidiary of Jefferies.

“Pre-Distribution Transactions” has the meaning set forth in the Recitals.

“Privilege” has the meaning set forth in Section 9.8.

“Privileged Information” has the meaning set forth in Section 9.8.

“Record Date” means the date determined by the Board of Directors of Jefferies as the record date for the Distribution.

“Record Holders” means the holders of record of shares of Jefferies Common Stock as of the close of business on the Record Date.

“SEC” means the United States Securities and Exchange Commission.

“SpinCo” has the meaning set forth in the first paragraph of this Agreement.

“SpinCo Amended and Restated Bylaws” means the bylaws of SpinCo, substantially in the form filed as an exhibit to the Registration Statement, that will be in effect immediately prior to the Distribution Date.

“SpinCo Amended and Restated Certificate of Incorporation” means the certificate of incorporation of SpinCo, substantially in the form filed as an exhibit to the Registration Statement, that will be in effect immediately prior to the Distribution Date.

“SpinCo Common Stock” has the meaning set forth in the Recitals.

“SpinCo Indemnified Parties” has the meaning set forth in Section 7.3.

“SpinCo Parties” means the parties listed in clause (iii) of the definition of Affiliate, as well as any Subsidiaries of SpinCo formed or acquired after the date hereof.

“SpinCo Share” means each share of SpinCo Common Stock.

“SpinCo VEL-Sub” means [_____], a Delaware limited liability company and, as of the date hereof, a direct, wholly owned Subsidiary of SpinCo.

“SpinCo VOL-Sub” means [_____], a Delaware limited liability company and, as of the date hereof, a direct, wholly owned Subsidiary of SpinCo.

“Subsidiary” means, when used with reference to any Person, any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that for purposes of this Agreement, both prior to and after the Effective Time, none of the Persons listed in clause (i), (ii), (iii), or (iv) shall be deemed to be a Subsidiary of any Person listed in any other such clause: (i) Jefferies, Phlcorp, Baldwin, and Vitesse Energy Finance, (ii) Gerrity, Cree, 3B, and Gerrity Bakken, LLC, (iii) SpinCo, SpinCo VEL-Sub, SpinCo VOL-Sub, Vitesse Oil, VEL, Vitesse Oil, Inc., and Vitesse Management Company LLC, and (iv) Jefferies Capital Partners LLC, JCP V LLC, Jefferies SBI Strategic Investments USA LLC, Jefferies Capital Partners V L.P., and Jefferies SBI USA Fund, L.P.

“Tax Opinion” has the meaning set forth in Section 5.2.

“Third Party Claim” has the meaning set forth in Section 7.6(a).

“Valuation Firm(s)” has the meaning set forth in Section 4.6.

“VEL” has the meaning set forth in the Recitals.

“VEL MIUs” means the management incentive units with respect to VEL.

“Vitesse Business” means VEL and Vitesse Oil.

“Vitesse Energy Finance” has the meaning set forth in the first paragraph of this Agreement.

“Vitesse Oil” has the meaning set forth in the Recitals.

“Vitesse Oil MIUs” means the management incentive units with respect to Vitesse Oil.

SECTION 1.2 Interpretation. (a) In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii) reference to any gender includes the other gender;

(iv) the word “including” means “including but not limited to”;

(v) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(vi) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(viii) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(ix) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(x) if there is any conflict between the provisions of the body of this Agreement and the Exhibits or Schedules hereto, the provisions of the body of this Agreement shall control unless explicitly stated otherwise in such Exhibit or Schedule;

(xi) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(xii) any portion of this Agreement obligating a Party or an Exhibit A Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party or such Exhibit A Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be; and

(xiii) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

(b) In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and the Exhibit A Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party or Exhibit A Party by virtue of the authorship of any provision herein.

ARTICLE II

BUSINESS SEPARATION

SECTION 2.1 Formation of SpinCo Entities. On August 5, 2022, Vitesse Energy Finance caused SpinCo to be formed as a direct, wholly owned Subsidiary of Vitesse Energy Finance. On [____], 2022, SpinCo caused SpinCo VEL-Sub to be formed as a direct, wholly owned subsidiary of SpinCo. On [____], 2022, SpinCo caused SpinCo VOL-Sub to be formed as a direct, wholly owned subsidiary of SpinCo. None of SpinCo, SpinCo VEL-Sub or SpinCo VOL-Sub has engaged in any actions except in preparation for the Distribution.

SECTION 2.2 Pre-Distribution Transactions. Prior to the Distribution, the Parties and the Exhibit A Parties shall effect each of the transactions set forth in Schedule 2.2, which Pre-Distribution Transactions shall be accomplished substantially in the order described therein, with such modifications, if any, as Jefferies shall determine are necessary or desirable for efficiency or similar purposes. For the avoidance of doubt, some or all of such Pre-Distribution Transactions may have already been implemented prior to the date hereof.

SECTION 2.3 Other Distribution Transactions. In connection with the Distribution, the Parties and the Exhibit A Parties shall effect each of the transactions set forth in Schedule 2.3 (the “Other Distribution Transactions”), which Other Distribution Transactions shall be accomplished prior to or following the Distribution, with such modifications, if any, as the Parties and the Exhibit A Parties shall determine are necessary or desirable for efficiency or similar purposes. For the avoidance of doubt, some or all of such Other Distribution Transactions may have already been implemented prior to the date hereof.

SECTION 2.4 Transfer of Vitesse Business; Assumption of Vitesse Business Liabilities.

(a) As more fully set forth in this Article II and subject to the terms and conditions of this Agreement (including Section 2.2) and the Ancillary Agreements, prior to the Distribution, Jefferies shall, and shall cause each of its Subsidiaries to, convey, assign, transfer, contribute and set over, or cause to be conveyed, assigned, transferred, contributed and set over, directly or indirectly, to SpinCo all of its rights, title and interest in and to all of the Vitesse Business and SpinCo agrees to accept or cause to be accepted, directly or indirectly, all such rights, title and interest. The Vitesse Business is being transferred on an “as is,” “where is” basis, without any warranty whatsoever on the part of Jefferies or its Subsidiaries.

(b) Upon completion of the transactions contemplated by this Agreement, SpinCo will own, directly or indirectly, the Vitesse Business and Jefferies will continue to own, directly or indirectly, the Jefferies Retained Business and the Jefferies Retained Assets and continue to be subject to the Jefferies Retained Liabilities.

(c) If, following the Effective Time, (i) any Asset forming part of the Vitesse Business has not been transferred to SpinCo, Jefferies undertakes to transfer, or procure the transfer of such Asset to SpinCo as soon as practicable, or (ii) any Asset forming part of the Jefferies Retained Business has been transferred to SpinCo, SpinCo undertakes to transfer or procure the transfer of such Asset to Jefferies as soon as practicable.

SECTION 2.5 Financial Instruments. Prior to the Distribution, SpinCo shall (i) enter into the New Revolving Credit Facility and related agreements, which shall amend and restate the Existing VEL Revolving Credit Facility, (ii) borrow under the New Revolving Credit Facility such amount, if any, as may be necessary in order to enable SpinCo to make (or cause to be made) the payment described in clause (iii) of this section, and (iii) pay (or cause to be paid) in full all amounts (including interest and fees) due under the Existing Vitesse Oil Revolving Credit Facility. Each of VEL and Vitesse Oil shall cooperate with SpinCo in connection with SpinCo’s entry into the New Revolving Credit Facility and shall take all actions and enter into (and cause its respective Subsidiaries to take all actions and enter into) such agreements and arrangements as shall be necessary to cause the termination of the Existing Vitesse Oil Revolving Credit Facility.

SECTION 2.6 Ancillary Agreements. At or prior to the Distribution, each of the Parties and the Exhibit A Parties will execute or adopt, as applicable, and deliver each Ancillary Agreement to which it is a party.

SECTION 2.7 Termination of Agreements

(a) Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 7.1, effective as of the Effective Time, each SpinCo Party, each Gerrity/Cree Party, each Jefferies Party and each Fund Party hereby terminates any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among (i) any SpinCo Party, on the one hand, and any Gerrity/Cree Party, Jefferies Party and/or Fund Party, on the other hand, (ii) any Gerrity/Cree Party, on the one hand, and any SpinCo Party, Jefferies Party and/or Fund Party, on the other hand, (iii) any Jefferies Party, on the one hand, and any SpinCo Party, Fund Party and/or Gerrity/Cree Party, on the other hand, and (iv) any Fund Party, on the one hand, and any SpinCo Party, Jefferies Party and/or Gerrity/Cree Party, on the other hand. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each SpinCo Party, each Gerrity/Cree Party, each Jefferies Party and each Fund Party shall take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement or the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or the Exhibit A Parties or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Person other than the Parties or the Exhibit A Parties is a party thereto; (iv) any intercompany accounts payable or accounts receivable between any Jefferies Party, on the one hand, and any SpinCo Party, on the other hand, which shall be settled in the manner contemplated by Section 2.7(c); and (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of SpinCo or Jefferies, as the case may be, is a party.

(c) (i) All of the intercompany accounts receivable and accounts payable between any member of a SpinCo Party, on the one hand, and any Jefferies Party, on the other hand, outstanding as of the Effective Time, including as listed in Schedule 2.7(c)(i), shall, prior to or as promptly as practicable after the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution or combination of the foregoing, or otherwise as determined by Jefferies in its sole and absolute discretion, and (ii) all of the intercompany accounts receivable and accounts payable between any member of a SpinCo Party, on the one hand, and any Jefferies Party, on the other hand, that were not outstanding as of the Effective Time but are listed in Schedule 2.7(c)(ii), shall, as promptly as practicable after the accrual of such amounts, be repaid, settled or otherwise eliminated by means of cash payments.

SECTION 2.8 Resignations. The Jefferies Parties, the Fund Parties and the Gerrity/Cree Parties will cause all of their employees and directors to resign, effective not later than immediately prior to the Effective Time, from all boards of directors or managers or any similar governing bodies of any SpinCo Party on which they serve.

ARTICLE III

THE DISTRIBUTION

SECTION 3.1 Distribution Agent. Prior to the Effective Time and subject to the terms and conditions of this Agreement, Jefferies shall enter into an agreement with the Distribution Agent, providing for, among other things, the transactions described in this Article III.

SECTION 3.2 Delivery of SpinCo Shares. Subject to Article V, on or prior to the Effective Time, Jefferies will deliver to the Distribution Agent for the benefit of the Record Holders book-entry transfer authorizations for such number of the outstanding SpinCo Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the Jefferies Common Stock to instruct the Distribution Agent to distribute at the Effective Time the appropriate number of SpinCo Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. SpinCo will not issue paper stock certificates in respect of the SpinCo Shares. The Distribution shall be effective at the Effective Time.

SECTION 3.3 Distribution Ratio; Number of Shares to be Distributed. Subject to Section 3.4 and Article V, each Record Holder will be entitled to receive in the Distribution a number of whole SpinCo Shares equal to the number of shares of Jefferies Common Stock held by such Record Holder on the Record Date multiplied by the Distribution Ratio, rounded down to the nearest whole number. For the avoidance of doubt, holders of Jefferies preferred stock shall not be entitled to receive any SpinCo Shares in the Distribution except to the extent that shares of such preferred stock are converted to shares of Jefferies Common Stock prior to the Record Date.

SECTION 3.4 Treatment of Fractional Shares. No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.4, would be entitled to receive a fractional share interest of a SpinCo Share pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, the Distribution Agent shall determine the number of whole and fractional SpinCo Shares allocable to each Record Holder, aggregate all such fractional shares and sell the whole shares obtained thereby in the open market on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Distribution Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s ratable share of the proceeds of such sale, after deducting any taxes required to be withheld and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. None of Jefferies, SpinCo or the Distribution Agent will be required to guarantee any minimum sale price for the fractional SpinCo Shares sold in accordance with this Section 3.4. None of Jefferies, SpinCo or the Distribution Agent will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Jefferies or SpinCo.

SECTION 3.5 Unclaimed Property. Any SpinCo Shares or cash in lieu of fractional shares with respect to SpinCo Shares that remain unclaimed by any Record Holder 180 days after the Distribution Date shall be delivered to SpinCo, and SpinCo shall hold such SpinCo Shares for the account of such Record Holder, and the Parties agree that all obligations to provide such SpinCo Shares and cash, if any, in lieu of fractional share interests shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property laws, and Jefferies shall have no Liability with respect thereto.

SECTION 3.6 Record Holders. Until the SpinCo Shares are duly transferred in accordance with this Section 3.6 and applicable law, from and after the Effective Time, SpinCo will regard the Persons entitled to receive such SpinCo Shares as record holders of SpinCo Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. SpinCo agrees that, subject to any transfers of such shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the SpinCo Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the SpinCo Shares then held by such holder.

SECTION 3.7 Jefferies Board Action. The Jefferies Board of Directors shall, in its discretion, establish the Record Date and the Distribution Date and all appropriate procedures in connection with the Distribution. The consummation of the transactions provided for in this Article III shall only be effected after the Distribution has been declared by the Jefferies Board of Directors. Notwithstanding anything in this Agreement to the contrary, the Jefferies Board of Directors has the right, in its sole discretion and at any time prior to the Distribution Date, to decide to terminate or abandon the Distribution even if all conditions to the Distribution set forth in Article V have been satisfied, if the Jefferies Board of Directors determines that the Distribution is not in the best interest of Jefferies or its shareholders or otherwise is not advisable.

ARTICLE IV

CERTAIN COVENANTS

SECTION 4.1 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties and the Exhibit A Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the Distribution and the other transaction, agreements and documents contemplated hereby, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Party and Exhibit A Party shall cooperate with each other to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, contract or other instrument, and to take all such other actions as such Party or Exhibit A Party may reasonably be requested to take from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the other agreements and documents contemplated hereby.

SECTION 4.2 Election of SpinCo Board of Directors. Prior to the Distribution, Jefferies agrees to vote, or cause to be voted, all shares of SpinCo Common Stock held by Jefferies or its Subsidiaries in favor of the nominees to the Board of Directors of SpinCo, as set forth on Schedule 4.2.

SECTION 4.3 Registration and Listing.

Prior to the Distribution:

(a) Jefferies and SpinCo shall cooperate with respect to the preparation of the Form 10, to effect the registration of the SpinCo Common Stock under the Exchange Act. The Form 10 shall include an information statement to be made available on the Internet or mailed to the holders of Jefferies Common Stock in connection with the Distribution (the “Information Statement”). Jefferies and SpinCo shall use commercially reasonable efforts to cause the Form 10 to become and remain effective under the Exchange Act as soon as reasonably practicable. As soon as practicable, after the Form 10 becomes effective, Jefferies shall mail a notice of Internet availability of the Information Statement or the Information Statement to the holders of Jefferies Common Stock.

(b) The Parties shall take all such action as may be necessary or appropriate under state and foreign securities and “Blue Sky” laws in connection with the transactions contemplated by this Agreement.

(c) The Parties shall prepare, and SpinCo shall file and seek to make effective, an application for the listing of the SpinCo Common Stock on the NYSE, subject to official notice of issuance. Jefferies shall, to the extent commercially reasonable, give the NYSE notice of the Record Date in compliance with Rule 10b-17 of the Exchange Act.

(d) The Parties and the Exhibit A Parties shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto that are necessary or appropriate in order to effect the transactions contemplated hereby.

SECTION 4.4 Delivery of Ancillary Agreements. Prior to or as of the Distribution, the Parties shall execute or adopt, as applicable, and deliver, or shall cause to be executed and delivered, each of the Ancillary Agreements.

SECTION 4.5 Provision of Corporate Records. Prior to or as promptly as practicable after the Distribution, Jefferies shall deliver to SpinCo all corporate books and records of the SpinCo Parties and copies of all corporate books and records of the Jefferies Parties exclusively relating to the Vitesse Business.

SECTION 4.6 Solvency Opinions. Jefferies shall engage one or more nationally recognized valuation, appraisal or accounting firms or investment banks (the “Valuation Firm(s)”) and use commercially reasonable efforts to obtain from the Valuation Firm(s) (i) an opinion, dated the date the Jefferies Board of Directors declares and effects the Distribution, as to the solvency of Jefferies prior to the Distribution and (ii) an opinion as to the solvency and financial viability of Jefferies and SpinCo after the consummation of the Distribution, each in form and substance in the sole and absolute discretion of the Jefferies Board of Directors.

ARTICLE V

CONDITIONS TO THE DISTRIBUTION

The obligation of Jefferies to effect the Distribution is subject to Section 10.14, and the satisfaction or the waiver by Jefferies of each of the following conditions:

SECTION 5.1 Approval by Jefferies Board of Directors. This Agreement and the transactions contemplated hereby, including the Pre-Distribution Transactions and the Other Distribution Transactions, the Distribution and the declaration of the dividend of SpinCo Common Stock to Jefferies shareholders, shall have been duly approved, authorized and not rescinded by the Board of Directors of Jefferies in accordance with applicable law and its certificate of incorporation and bylaws as amended and as in effect on the date of this Agreement.

SECTION 5.2 Receipt of IRS Private Letter Ruling and Tax Opinion. Jefferies shall have received a ruling from the IRS which shall not have been rescinded, granting the rulings requested in the IRS Ruling Request, including, for the avoidance of doubt, that (i) the Distribution, together with certain related transactions, will be a reorganization and distribution pursuant to Sections 368(a)(1)(D) and 355 of the Code, and (ii) no gain or loss will be recognized by Jefferies, SpinCo, or holders of Jefferies Common Stock as a result of the Distribution and certain related transactions under Sections 361(a), 357(a), 355(a) and 1032(a) of the Code (the “IRS Ruling”). In addition, Jefferies shall have received the written opinion of Morgan, Lewis & Bockius LLP, which shall remain in full force and effect, subject to the limitations specified therein and the accuracy of and compliance with certain representations, warranties and covenants, substantially to the effect that the Distribution, together with certain related transactions, will be a reorganization and distribution pursuant to Sections 368(a)(1)(D) and 355 of the Code (the “Tax Opinion”).

SECTION 5.3 Solvency Opinions. The Valuation Firm(s) shall have delivered one or more opinions to the Jefferies Board of Directors confirming the solvency and financial viability of Jefferies before the consummation of the Distribution and each of Jefferies and SpinCo after the consummation of the Distribution, and such opinions shall be acceptable to Jefferies in form and substance in the sole and absolute discretion of the Jefferies Board of Directors, and such opinions shall not have been withdrawn, modified or rescinded.

SECTION 5.4 Effectiveness of Form 10; No Stop Order. The Form 10 shall have been declared effective by the SEC, and no stop order suspending the effectiveness of the Form 10 shall be in effect and no proceedings for that purpose shall have been initiated or, to the knowledge of either of the Parties, threatened by the SEC.

SECTION 5.5 Dissemination of Information to Jefferies Stockholders. Prior to the Distribution Date, notice of Internet availability of the Information Statement or the Information Statement shall be mailed to the holders of Jefferies Common Stock as of the Record Date.

SECTION 5.6 Approval of NYSE Listing Application. The SpinCo Common Stock to be distributed in the Distribution shall have been approved for listing on the NYSE (or another national securities exchange approved by Jefferies), subject to official notice of issuance.

SECTION 5.7 Ancillary Agreements. Each of the Ancillary Agreements shall have been executed by each party to such agreements or adopted by the requisite authority, as applicable, and delivered, and each of such agreements or plans shall be in full force and effect.

SECTION 5.8 No Injunctions. No order, injunction, judgment, ruling or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing or restricting the Distribution or any other transaction contemplated by this Agreement or the Ancillary Agreements shall be in effect. No other event outside the control of Jefferies shall have occurred or failed to occur that prevents or restricts the consummation of the Distribution or the other transactions contemplated by this Agreement or the Ancillary Agreements.

SECTION 5.9 Consummation of Pre-Distribution Transactions. The Pre-Distribution transactions contemplated by Article II of this Agreement shall have been consummated.

SECTION 5.10 No Other Events. No other events or developments shall have occurred prior to the Distribution Date that, in the judgment of the Jefferies Board of Directors, would result in the Distribution or the other transactions contemplated by this Agreement or the Ancillary Agreements having a material adverse effect on Jefferies or its shareholders.

SECTION 5.11 Post-Distribution SpinCo Board. Jefferies shall have duly elected, or caused to be elected, the persons listed in Schedule 4.2 who will become members of the SpinCo Board of Directors immediately after the Distribution; provided, that, to the extent required by any law or requirement of the NYSE or any other national securities exchange, as applicable, the existing SpinCo directors shall appoint one independent director prior to the date on which “when-issued” trading of SpinCo’s Common Stock begins, and this independent director shall begin his or her term prior to the Distribution and serve on SpinCo’s Audit, Nominating, Governance and Environmental and Social Responsibility and Compensation Committees.

SECTION 5.12 SpinCo Governing Documents. The SpinCo Amended and Restated Certificate of Incorporation and SpinCo Amended and Restated Bylaws shall be in effect.

SECTION 5.13 Resignations. The resignations contemplated by Section 2.8 shall have become effective.

SECTION 5.14 Satisfaction of Conditions. The satisfaction of the foregoing conditions are for the sole benefit of Jefferies and shall not give rise to or create any duty on the part of Jefferies or the Jefferies Board of Directors to waive or not waive any such condition, to effect the Distribution or in any way limit Jefferies’ power of termination set forth in Section 10.14.

ARTICLE VI

INSURANCE MATTERS

SECTION 6.1 Insurance Matters.

(a) From and after the Effective Time, other than as provided in this Article VI neither Jefferies nor SpinCo shall have any rights to or under the other Party’s or its Affiliates’ insurance policies. At the Effective Time, each of Jefferies and SpinCo shall have in effect all insurance programs required to comply with their respective contractual obligations and such other insurance policies as reasonably necessary or customary for companies operating a similar business. Such insurance programs may include, but are not limited to, general liability, commercial auto liability, workers’ compensation, employer’s liability, product liability, professional services liability, property, employment practices liability, employee dishonesty/crime, directors’ and officers’ liability and fiduciary liability.

(b) From and after the Effective Time, with respect to any losses, damages and liability incurred by SpinCo or its Affiliates prior to the Effective Time, Jefferies will provide SpinCo with access to, and may, upon ten (10) days’ prior written notice to Jefferies, make claims under Jefferies’ third-party insurance policies in place at the Effective Time and Jefferies’ policies of insurance, but solely to the extent that such policies provided coverage prior to the Effective Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

(i) SpinCo shall report, as promptly as practicable, claims in accordance with Jefferies’ claim reporting procedures in effect immediately prior to the Effective Time (or in accordance with any modifications to such procedures after the Effective Time);

(ii) SpinCo and its Affiliates shall indemnify, hold harmless and reimburse Jefferies and its Affiliates for any deductibles, self-insured retention, fees and expenses incurred by Jefferies or its Affiliates to the extent resulting from any access to, any claims made by SpinCo or any of its Affiliates under, any insurance provided pursuant to this Section 6.1, including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by SpinCo, its employees or third Persons; and

(iii) SpinCo shall exclusively bear (and neither Jefferies nor its Affiliates shall have any obligation to repay or reimburse SpinCo or its Affiliates for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made on behalf of SpinCo or any of its Affiliates under the policies as provided for in this Section 6.1.

(c) If Jefferies incurs costs to enforce SpinCo’s rights herein, SpinCo agrees to indemnify Jefferies for such enforcement costs, including attorneys’ fees.

(d) Jefferies shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any claims SpinCo has made or could make in the future, and neither SpinCo nor any of its Affiliates shall, without the prior written consent of Jefferies, erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with Jefferies’ insurers with respect to any of Jefferies’ insurance policies and programs. Jefferies and SpinCo shall cooperate and share such information as is reasonably necessary in order to permit each other to manage and conduct their insurance matters as each deems appropriate.

(e) At the Effective Time, SpinCo shall have in effect all insurance programs required to comply with law or SpinCo’s contractual obligations and such other insurance policies as reasonably necessary or customary for companies operating in a business similar to the Vitesse Business.

(f) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of Jefferies in respect of any insurance policy or any other contract or policy of insurance.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1 Release of Pre-Distribution Claims.

(a) Except as provided in Section 7.1(d), effective as of the Effective Time, each of Jefferies and SpinCo does hereby, on behalf of itself and its respective Subsidiaries and Affiliates, successors and assigns and all Persons who at any time prior to the Effective Time have been shareholders, members or other equity holders, directors, officers, agents or employees of either Jefferies or Jefferies’ Affiliates, on the one hand, or SpinCo or SpinCo’s Affiliates, on the other hand (in each case, in their respective capacities as such), remise, release and forever discharge the other Party, its/their respective Subsidiaries and Affiliates, successors and assigns and all Persons who at any time prior to the Effective Time have been shareholders, members or other equity holders, directors, officers, agents or employees of such Party (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Distribution.

(b) Except as provided in Section 7.1(d), effective as of the Effective Time, each of Jefferies and the Gerrity/Cree Parties do hereby, on behalf of itself and its respective Subsidiaries and Affiliates, successors and assigns and all Persons who at any time prior to the Effective Time have been shareholders, members or other equity holders, directors, officers, agents or employees of either Jefferies or Jefferies’ Affiliates, on the one hand, or the Gerrity/Cree Parties or the Gerrity/Cree Parties’ Affiliates, on the other hand (in each case, in their respective capacities as such), remise, release and forever discharge the other Party, its/their respective Subsidiaries and Affiliates, successors and assigns and all Persons who at any time prior to the Effective Time have been shareholders, members or other equity holders, directors, officers, agents or employees of such Party (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Distribution.

(c) Except as provided in Section 7.1(d), effective as of the Effective Time, each of Jefferies and the Fund Entities do hereby, on behalf of itself and its respective Subsidiaries and Affiliates, successors and assigns and all Persons who at any time prior to the Effective Time have been shareholders, members or other equity holders, directors, officers, agents or employees of either Jefferies or Jefferies’ Affiliates, on the one hand, or the Fund Entities or the Fund Parties’ Affiliates, on the other hand (in each case, in their respective capacities as such), remise, release and forever discharge the other Party, its/their respective Subsidiaries and Affiliates, successors and assigns and all Persons who at any time prior to the Effective Time have been shareholders, members or other equity holders, directors, officers, agents or employees of such Party (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Distribution.

(d) Nothing contained in Section 7.1(a), Section 7.1(b) or Section 7.1(c) shall impair any right of any Person identified in Section 7.1(a) or Section 7.1(b) to enforce this Agreement or any Ancillary Agreement, in each case in accordance with its terms. Nothing contained in Section 7.1(a), Section 7.1(b) or Section 7.1(c) shall release any Person from:

(i) any Liability, contingent or otherwise, assumed, transferred, assigned, retained or allocated to a Party, its Subsidiaries or Affiliates in accordance with, or any other Liability of any Party, its Subsidiaries or Affiliates under this Agreement, any agreement governing the Pre-Distribution Transactions or any agreement governing the Other Distribution Transactions; or

(ii) any Liability that any Indemnified Party may have with respect to indemnification or contribution pursuant to this Agreement (including Section 7.2 and Section 7.3) for claims brought against the Parties or their respective Subsidiaries or Affiliates by third Persons, which Liability shall be governed by the provisions of this Article VII and, if applicable, the appropriate provisions of the Ancillary Agreements.

(e) Neither Party shall make, nor permit any of its Subsidiaries or Affiliates to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against the other Party, or any other Person released pursuant to Section 7.1(a), Section 7.1(b) or Section 7.1(c) with respect to any Liability released pursuant to Section 7.1(a), Section 7.1(b) or Section 7.1(c).

(f) It is the intent of each of the Parties by virtue of the provisions of this Section 7.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time, between the Parties (including any contractual agreements or arrangements existing or alleged to exist between the Parties on or before the Effective Time), except as expressly set forth in Section 7.1(d). At any time, at the reasonable request of either Party, the other Party shall execute and deliver releases reflecting the provisions hereof.

SECTION 7.2 Indemnification by SpinCo. Except as provided in Section 7.5, SpinCo shall, and shall cause each of the other SpinCo Parties to, indemnify, defend and hold harmless the Jefferies Parties and each of their Affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Jefferies Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the Jefferies Indemnified Parties, in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items:

(a) any claim that the information included in the Form 10 or the Information Statement that was supplied by SpinCo, is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, regardless of whether the occurrence, action or other event giving rise to the applicable matter took place prior to or subsequent to the Effective Time; it being understood that apart from the information set forth on Schedule 7.3(a), all information included in the Form 10 or the Information Statement shall be deemed to be information supplied by SpinCo;

(b) the conduct of the SpinCo Parties (on and after the Effective Time);

(c) the Vitesse Business not being operated in the Ordinary Course prior to the Effective Time as a result of any action or failure to act by (i) any SpinCo Party, (ii) any person who served or is serving as a director, officer or employee of any SpinCo Party after the Effective Time, or (iii) any person whose employment and job responsibilities would have resulted in such person serving as a director, officer or employee of any SpinCo Party after the Effective Time had such person not retired or his employment been terminated voluntarily or involuntarily prior to the Effective Time; or

(d) the breach by any SpinCo Party of any covenant or agreement set forth in this Agreement or any agreement or instrument contemplated by this Agreement (other than the Tax Matters Agreement);

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported.

SECTION 7.3 Indemnification by Jefferies. Except as provided in Section 7.5, Jefferies shall indemnify, defend and hold harmless the SpinCo Parties and each of their Affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the SpinCo Indemnified Parties in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items:

(a) any claim that the information included in the Form 10 or the Information Statement that was supplied by Jefferies, is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, regardless of whether the occurrence, action or other event giving rise to the applicable matter took place prior to or subsequent to the Effective Time; it being understood that the information set forth on Schedule 7.3(a) shall be deemed to be the only information supplied by Jefferies included in the Form 10 or the Information Statement, and all other information included in the Form 10 or the Information Statement shall be deemed to be information supplied by SpinCo;

(b) the Jefferies Retained Business (whether before or after the Effective Time);

(c) the Jefferies Retained Assets;

(d) the Jefferies Retained Liabilities;

(e) the Vitesse Business not being operated in the Ordinary Course prior to the Effective Time as a result of any action or failure to act by any Jefferies Party or any person who served or is serving as a director, officer or employee of any Jefferies Party prior to, on or after the Effective Time, other than a person described in clauses (ii) or (iii) of Section 7.2(c); or

(f) the breach by any Jefferies Party of any covenant or agreement set forth in this Agreement or any agreement or instrument contemplated by this Agreement (other than the Tax Matters Agreement);

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported.

SECTION 7.4 Applicability of and Limitation on Indemnification. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE INDEMNITY OBLIGATION UNDER THIS Article VII SHALL APPLY NOTWITHSTANDING ANY INVESTIGATION MADE BY OR ON BEHALF OF ANY INDEMNIFIED PARTY AND SHALL APPLY WITHOUT REGARD TO WHETHER THE LOSS, LIABILITY, CLAIM, DAMAGE, COST OR EXPENSE FOR WHICH INDEMNITY IS CLAIMED HEREUNDER IS BASED ON STRICT LIABILITY, ABSOLUTE LIABILITY, ANY OTHER THEORY OF LIABILITY OR ARISES AS AN OBLIGATION FOR CONTRIBUTION.

SECTION 7.5 Adjustment of Indemnifiable Losses.

(a) The amount that any Party or any of its Affiliates (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnified Party”) shall be reduced by any insurance proceeds and other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Expense or Loss. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Expense or Loss and subsequently actually receives Insurance Proceeds or other amounts in respect of such Expense or Loss, then such Indemnified Party shall pay to the Indemnifying Party a sum equal to the lesser of (1) the after-tax amount of such Insurance Proceeds or other amounts actually received and (2) the net amount of Indemnity Payments actually received previously. The Indemnified Party agrees that the Indemnifying Party shall be subrogated to such Indemnified Party under any insurance policy.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

(c) Except as contemplated in this Agreement, Indemnity Payments (i) shall not be increased to take into account any tax costs incurred by the Indemnified Party arising from any Indemnity Payments from the Indemnifying Party and (ii) shall not be reduced to take into account any tax benefit received by the Indemnified Party arising from the incurrence or payment of any Indemnity Payment.

(d) For the avoidance of doubt, the indemnification provisions in Section 7.2 and Section 7.3 shall not apply to any Losses, including any taxes or tax related Losses, the responsibility for which is expressly covered by the Tax Matters Agreement.

SECTION 7.6 Procedures for Indemnification of Third Party Claims.

(a) If any third party shall make any claim or commence any arbitration proceeding or suit (collectively, a “Third Party Claim”) against any one or more of the Indemnified Parties with respect to which an Indemnified Party intends to make any claim for indemnification against any SpinCo Party under Section 7.2 or against Jefferies under Section 7.3, such Indemnified Party shall promptly give written notice to the Indemnifying Party describing such Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party to provide notice in accordance with this Section 7.6(a) shall not relieve the relevant Indemnifying Party of its obligations under this Article VII, except to the extent that such Indemnifying Party is actually prejudiced by such failure to provide notice.

(b) The Indemnifying Party shall have 30 days after receipt of the notice referred to in Section 7.6(a) to notify the Indemnified Party that it elects to conduct and control the defense of such Third Party Claim. If the Indemnifying Party does not give the foregoing notice, the Indemnified Party shall have the right to defend, contest, settle or compromise such Third Party Claim in the exercise of its exclusive discretion subject to the provisions of Section 7.6(c), and the Indemnifying Party shall, upon request from any of the Indemnified Parties, promptly pay to such Indemnified Parties in accordance with the other terms of this Section 7.6(b) the amount of any Expense or Loss resulting from their liability to the third party claimant. If the Indemnifying Party gives the foregoing notice, the Indemnifying Party shall have the right to undertake, conduct and control, through counsel reasonably acceptable to the Indemnified Party, and at the Indemnifying Party’s sole expense, the conduct and settlement of such Third Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith, provided that (i) the Indemnifying Party shall not thereby permit any lien, encumbrance or other adverse charge to thereafter attach to any asset of any Indemnified Party; and (ii) the Indemnifying Party shall permit the Indemnified Party and counsel chosen by the Indemnified Party and reasonably acceptable to the Indemnifying Party to monitor such conduct or settlement and shall provide the Indemnified Party and such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific), but the fees and expenses of such counsel chosen by the Indemnified Party (including allocated costs of in-house counsel and other personnel) shall be borne by the Indemnified Party. If the Indemnified Party has been advised by its counsel that there may be one or more legal defenses available to it that conflict with those available to the Indemnifying Party or that there may be actual or potential differing or conflicting interests between the Indemnifying Party and the Indemnified Party in the conduct of the defense of a Third Party Claim, the Indemnified Party will have the right, at the expense of the Indemnifying Party, to engage one separate counsel reasonably acceptable to the Indemnifying Party to handle and defend such Third Party Claim; provided, that, if such Third Party Claim can be reasonably separated between those portions for which separate legal defenses are and are not available, the Indemnified Party will instead have the right, at the expense of the Indemnifying Party, to engage one separate counsel reasonably acceptable to the Indemnifying Party to handle and defend the portion of the Third Party Claim for which separate legal defenses are available and the Indemnifying Party will have the right to control the defense or investigation of the remaining portion(s) of such Third Party Claim. In no event shall the Indemnifying Party, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment that does not include, in each such case, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim.

If the Indemnifying Party shall not have undertaken the conduct and control of the defense of any Third Party Claim as provided above, the Indemnifying Party shall nevertheless be entitled through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party to monitor the conduct or settlement of such claim by the Indemnified Party, and the Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific), but all costs and expenses incurred in connection with such monitoring shall be borne by the Indemnifying Party.

(c) So long as the Indemnifying Party is contesting any such Third Party Claim in its reasonable good faith judgment, the Indemnified Party shall not pay or settle any such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim, provided that in such event the Indemnified Party shall waive any right to indemnity therefor by the Indemnifying Party, and no amount in respect thereof shall be claimed as an Expense or a Loss under this Article VII.

If the Indemnified Party determines in its reasonable good faith judgment that the Indemnifying Party is not contesting such Third Party Claim in good faith, the Indemnified Party shall have the right to undertake control of the defense of such Third Party Claim upon five days written notice to the Indemnifying Party and thereafter to defend, contest, settle or compromise such Third Party Claim in the exercise of its exclusive discretion.

If the Indemnified Party shall have undertaken the conduct and control of the defense of any Third Party Claim as provided above, the Indemnified Party, on not less than 45 days prior written notice to the Indemnifying Party, may make settlement (including payment in full) of such Third Party Claim, and such settlement shall be binding upon the Parties for the purposes hereof, unless within said 45-day period the Indemnifying Party shall have requested the Indemnified Party to contest such Third Party Claim at the expense of the Indemnifying Party. In such event, the Indemnified Party shall promptly comply with such request and the Indemnifying Party shall have the right to direct the defense of such claim or any litigation based thereon subject to all of the conditions of Section 7.6(b). Notwithstanding anything in this Section 7.6(c) to the contrary, if the Indemnified Party, in the good-faith belief that a claim may materially and adversely affect it other than as a result of money damages or other money payments, advises the Indemnifying Party that it has determined to settle a claim, the Indemnified Party shall have the right to do so at its own cost and expense, without any requirement to contest such claim at the request of the Indemnifying Party, but without any right under the provisions of this Article VII for indemnification by the Indemnifying Party.

(d) To the extent that, with respect to any claim governed by the Tax Matters Agreement, there is any inconsistency between the provisions thereof and of this Section 7.6, the provisions of the Tax Matters Agreement shall control with respect to such claim.

SECTION 7.7 Procedures for Indemnification of Direct Claims. Any claim for indemnification on account of an Expense or a Loss made directly by the Indemnified Party against the Indemnifying Party and that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder. Such Indemnifying Party shall have a period of 45 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 45-day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such 45-day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article VIII.

SECTION 7.8 Contribution. If the indemnification provided for in this Article VII is unavailable to an Indemnified Party in respect of any Expense or Loss arising out of or related to information contained in the Form 10 or the Information Statement, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Expense or Loss in such proportion as is appropriate to reflect the relative fault of the SpinCo Indemnified Parties, on the one hand, or the Jefferies Indemnified Parties, on the other hand, in connection with the statements or omissions that resulted in such Expense or Loss. The relative fault of any SpinCo Indemnified Party, on the one hand, and of any Jefferies Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by the SpinCo Indemnified Party, on the one hand, or by a Jefferies Indemnified Party, on the other hand.

SECTION 7.9 Remedies Cumulative. The remedies provided in this Article VII shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by an Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 7.10 Survival. All covenants and agreements of the Parties contained in this Agreement relating to indemnification shall survive the Effective Time indefinitely unless a specific survival or other applicable period is expressly set forth herein.

ARTICLE VIII

DISPUTE RESOLUTION

SECTION 8.1 Escalation and Mediation.

(a) The Parties and the Exhibit A Parties agree to use commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any Party or Exhibit A Party involved in a dispute, controversy or claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving senior representatives of the relevant Parties or Exhibit A Parties. A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official or Person listed in Section 10.9 of this Agreement, of or for each Party or Exhibit A Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the relevant Parties or Exhibit A Parties may be established by the relevant Parties or Exhibit A Parties from time to time; provided, however, that the relevant Parties or Exhibit A Parties shall use commercially reasonable efforts to meet within 30 days of receipt of the Escalation Notice.

(b) The Parties or Exhibit A Parties involved in the dispute may agree to retain a mediator, acceptable to both Parties, to aid the relevant Parties or Exhibit A Parties in their discussions and negotiations by informally providing advice. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the relevant Parties or Exhibit A Parties, nor shall any opinion expressed by the mediator be admissible in any action or proceeding. The mediator shall be selected by the Party that did not deliver the applicable Escalation Notice from the list of individuals to be supplied to the Parties by JAMS/Endispute, the American Arbitration Association or such entity mutually agreeable to the Parties. Costs of the mediator shall be borne equally by the Parties or Exhibit A Parties involved in the matter, except that each Party or Exhibit A Party shall be responsible for its own expenses.

SECTION 8.2 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties and the Exhibit A Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VIII with respect to all matters not subject to such dispute, controversy or claim.

SECTION 8.3 Choice of Forum. Any mediation hereunder shall take place in New York, New York, unless otherwise agreed in writing by the Parties.

SECTION 8.4 Ability to Pursue Other Legal Remedies. For the avoidance of doubt, nothing in this Article VIII shall prevent any Party or Exhibit A Party from pursuing any and all remedies available to it in connection with a dispute relating to this Agreement or any of the Ancillary Agreements.

ARTICLE IX

ACCESS TO INFORMATION AND SERVICES

SECTION 9.1 Agreement for Exchange of Information. At all times from and after the Distribution Date for a period of seven years, as soon as reasonably practicable after written request: (i) Jefferies shall afford to SpinCo, its Subsidiaries and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours, at SpinCo’s expense and provide copies of, all records, books, contracts, instruments, data, documents and other information (collectively, “Information”) in the possession or under the control of Jefferies immediately following the Distribution Date that relates to SpinCo, the Vitesse Business or the employees of the Vitesse Business; and (ii) SpinCo shall afford to Jefferies, its Subsidiaries and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at Jefferies’ expense, provide copies of, all Information in the possession or under the control of SpinCo immediately following the Distribution Date that relates to Jefferies, its business (other than the Vitesse Business) or the employees of Jefferies; provided, however, that in the event that either Party determines that any such provision of or access to Information could be commercially detrimental, violate any law or agreement or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(a) Either Party may request Information under Section 9.1 (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation, tax or other similar requirements, (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes or (iv) to comply with its obligations under this Agreement or any Ancillary Agreement.

SECTION 9.2 Ownership of Information. Any Information owned by one Party that is provided to a requesting Party pursuant to Section 9.1 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such Information.

SECTION 9.3 Compensation for Providing Information. The Party requesting Information agrees to reimburse the providing Party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party. Except as otherwise specifically provided in this Agreement, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

SECTION 9.4 Retention of Records. To facilitate the possible exchange of Information pursuant to this Article IX after the Distribution Date, the Parties and the Exhibit A Parties agree to use commercially reasonable efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with the policies and procedures of Jefferies as in effect on the Distribution Date or such other procedures as may reasonably be adopted by the applicable Party or Exhibit A Party after the Distribution Date. No Party or Exhibit A Party will destroy, or permit any of its Subsidiaries or Affiliates to destroy, any Information that the other Party or Exhibit A Parties may have the right to obtain pursuant to this Agreement prior to the seventh anniversary of the date hereof, and thereafter without first using commercially reasonable efforts to notify the other Party or Exhibit A Parties of the proposed destruction and giving the other Party or Exhibit A Parties the opportunity to take possession of such Information prior to such destruction; provided, however, that in the case of any Information relating to Taxes, such period shall be extended to one year after the expiration of the applicable statute of limitations (giving effect to any extensions thereof).

SECTION 9.5 Limitation of Liability. No Party or Exhibit A Party shall have any liability to the other Party or Exhibit A Parties (i) if any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate, in the absence of gross negligence or willful misconduct by the Party or Exhibit A Party providing such Information, or (ii) if any Information is destroyed after commercially reasonable efforts to comply with the provisions of Section 9.4.

SECTION 9.6 Production of Witnesses. At all times from and after the Distribution Date, each Party or Exhibit A Party shall use commercially reasonable efforts to make available to the requesting Party or (without cost (other than reimbursement of actual out-of-pocket expenses) to, and upon prior written request of, the requesting Party), as applicable, its directors, officers, employees and agents as witnesses to the extent that the same may reasonably be required by the requesting Party in connection with any legal, administrative or other proceeding in which the requesting Party may from time to time be involved with respect to the Vitesse Business, the Jefferies Retained Business or any transactions contemplated hereby.

SECTION 9.7 Confidentiality.

(a) From and after the Distribution Date, each of Jefferies and SpinCo and each Exhibit A Party shall hold, and shall cause their respective directors, officers, employees, agents, consultants, advisors and other representatives to hold, in strict confidence, with at least the same degree of care that applies to Jefferies’ confidential and proprietary information pursuant to policies in effect as of the Distribution Date or such other procedures as may reasonably be adopted by the applicable Party or Exhibit A Party after the Distribution Date, all non-public information concerning or belonging to the other Party or other Exhibit A Party or any of its/their Subsidiaries or Affiliates obtained by it prior to the Distribution Date, accessed by it pursuant to Section 9.1, or furnished to it by the other Party or other Exhibit A Party or any of its/their Subsidiaries or Affiliates pursuant to this Agreement or any agreement or document contemplated hereby, and shall not release or disclose such information to any other Person, except their representatives, who shall be bound by the provisions of this Section 9.7; provided, however, that Jefferies, SpinCo or an Exhibit A Party and their respective directors, officers, employees, agents, consultants, advisors and other representatives may disclose such information if, and only to the extent that, (i) a disclosure of such information is compelled by judicial or administrative process or, in the opinion of such Party or Exhibit A Party’s counsel, by other requirements of law (in which case the disclosing Party or disclosing Exhibit A Party will provide, to the extent practicable under the circumstances, advance written notice to the other Party or other Exhibit A Party of its intent to make such disclosure), or (ii) such Party or other Exhibit A Party can show that such information (A) is published or is or otherwise becomes available to the general public as part of the public domain without breach of this Agreement; (B) has been furnished or made known to the recipient without any obligation to keep it confidential by a third party under circumstances which are not known to the recipient to involve a breach of the third party’s obligations to a Party or Exhibit A Party hereto; (C) was developed independently of information furnished to the recipient under this Agreement; or (D) in the case of information furnished after the Distribution Date, was not known to the recipient at the time of the Distribution but became known to the recipient prior to the time of receipt thereof from the other Party or other Exhibit A Party.

(b) Each Party and each Exhibit A Party acknowledges that the other Parties or other Exhibit A Parties would not have an adequate remedy at law for the breach by the acknowledging Party or acknowledging Exhibit A Party of any one or more of the covenants contained in this Section 9.7 and agrees that, in the event of such breach, the other Parties or other Exhibit A Parties may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 9.7 and to enforce specifically the terms and provisions of this Section 9.7. Notwithstanding any other Section hereof, the provisions of this Section 9.7 shall survive the Distribution Date until the seventh anniversary of the Distribution Date.

SECTION 9.8 Privileged Matters.

(a) Each of Jefferies and SpinCo and each Exhibit A Party agrees to maintain, preserve and assert all privileges, including, without limitation, privileges arising under or relating to the attorney-client relationship (which shall include without limitation the attorney-client and work product privileges), not heretofore waived, that relate to the Vitesse Business for any period prior to the Distribution Date (“Privilege” or “Privileges”). Each Party and each Exhibit A Party acknowledges and agrees that any costs associated with asserting any Privilege shall be borne by the Person requesting that such privilege be asserted. Each Party and Exhibit A Party agrees that it shall not waive any Privilege that could be asserted under applicable law without the prior written consent of the relevant other Party or Exhibit A Party. The rights and obligations created by this Section 9.8 shall apply to all information relating to the Vitesse Business as to which, but for the Distribution, either Party or any Exhibit A Party would have been entitled to assert or did assert the protection of a Privilege (“Privileged Information”), including without limitation, (i) any and all information generated prior to the Distribution Date but which, after the Distribution, is in the possession of either Party or any Exhibit A Party; and (ii) all information generated, received or arising after the Distribution Date that refers to or relates to Privileged Information generated, received or arising prior to the Distribution Date.

(b) Upon receipt by either Party or any Exhibit A Party of any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information or if either Party or Exhibit A Party obtains knowledge that any current or former employee of Jefferies or SpinCo has received any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information, such Party or Exhibit A Party shall notify promptly the relevant other Party or Exhibit A Party of the existence of the request and shall provide the relevant other Party or Exhibit A Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 9.8 or otherwise to prevent the production or disclosure of Privileged Information. Each Party and each Exhibit A Party agrees that it will not produce or disclose any information that may be covered by a Privilege under this Section 9.8 unless (i) the other Party or relevant Exhibit A Party has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld), or (ii) a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.

(c) Jefferies’ transfer of books and records and other information to SpinCo, and Jefferies’ agreement to permit SpinCo to possess Privileged Information existing or generated prior to the Distribution Date, are made in reliance on SpinCo’s agreement, as set forth in Section 9.7 and Section 9.8, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Section 9.1, the agreement to provide witnesses and individuals pursuant to Section 9.6 and the transfer of Privileged Information to SpinCo pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 9.8 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Jefferies in, or the obligations imposed upon SpinCo by, this Section 9.8.

SECTION 9.9 Financial Information Certifications. To enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of Jefferies to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, within 30 days following the end of any fiscal quarter during which SpinCo is a Subsidiary of Jefferies, SpinCo shall provide a certification statement with respect to such quarter or portion thereof to those certifying officers and employees of Jefferies, which certification shall be in substantially the same form as had been provided by officers or employees of SpinCo in certifications delivered prior to the Distribution Date (provided that such certification shall be made by SpinCo rather than individual officers or employees), or as otherwise agreed upon between the Parties. Such certification statements shall also reflect any changes in certification statements necessitated by the transactions contemplated by this Agreement.

ARTICLE X

MISCELLANEOUS

SECTION 10.1 Entire Agreement. This Agreement and the Ancillary Agreements, including the Schedules and Exhibits referred to herein and therein and the documents delivered pursuant hereto and thereto, constitute the entire agreement between the Parties and the Exhibit A Parties with respect to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings, writings and commitments between the Parties with respect to such subject matter.

SECTION 10.2 Choice of Law and Forum. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware and the federal laws of the United States of America applicable therein, as though all acts and omissions related hereto occurred in Delaware. The Parties and Exhibit A Parties hereby irrevocably submit to the non-exclusive jurisdiction of the state and federal courts located in the State of Delaware, and each Party and Exhibit A Party hereby irrevocably agrees that all disputes, controversies or claims may be heard and determined in the state and federal courts located in the State of Delaware. The Parties and Exhibit A Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties and Exhibit A Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 10.3 Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties, but in no event shall any such amendment alter the terms of Article II or Schedule 2.2 in a manner that would have greater than a de minimus effect without the approval of each affected Exhibit A Party.

SECTION 10.4 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

SECTION 10.5 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

SECTION 10.6 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the Parties.

SECTION 10.7 Successors and Assigns. This Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and Exhibit A hereto and thereto, respectively, and their successors and permitted assigns; provided, however, that the rights and obligations of either Party or any Exhibit A Party under this Agreement and each Ancillary Agreement shall not be assignable by such Party or Exhibit A Party without the prior written consent of the other Party (or without the prior written consent of both Parties in the case of an Exhibit A Party). The successors and permitted assigns hereunder shall include, without limitation, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

SECTION 10.8 Third Party Beneficiaries. Except to the extent otherwise provided in Article X or in any Ancillary Agreement, the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and their respective Affiliates, successors and permitted assigns and shall not confer upon any third Person any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

SECTION 10.9 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) if transmitted by email, when sent if sent during normal business hours of the recipient and on the next business day if sent after normal business hours of the recipient, (iii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (iv) if sent by private courier when received; and shall be addressed as follows:

If to Jefferies, to:

[________________]

[________________]

[________________]

Attention: General Counsel

Tel:

Email:

If to SpinCo, to:

Vitesse Energy, Inc.

9200 E. Mineral Avenue, Suite 200

Centennial, Colorado 80112

Attention: General Counsel

Tel: 720-361-2500

Email: chrishumber@vitesseoil.com

If to Vitesse Energy Finance, to:

[________________]

[________________]

[________________]

Attention: [________________]

Tel: [________________]

Email: [________________]

If to any other signatory to this Agreement, to the address set forth opposite such signatories name on Exhibit A, or, in the case of all signatories to such other address as such Exhibit A Party may indicate by a notice delivered to the Parties and other Exhibit A Parties.

SECTION 10.10 Performance. Each Party and Exhibit A Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or Exhibit A Party.

SECTION 10.11 Force Majeure. No Party or Exhibit A Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, including, without limitation, acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

SECTION 10.12 No Public Announcement. Neither Jefferies nor SpinCo shall, without the approval of the other, and no Exhibit A Party shall, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party or Exhibit A Party shall be so obligated by law or the rules of any stock exchange or quotation system, in which case the non-disclosing Party or Parties shall be advised and Jefferies and SpinCo, and, if relevant, the Exhibit A Party/Parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and SEC disclosure obligations or the rules of any stock exchange.

SECTION 10.13 Expenses. Except as expressly set forth in this Agreement or in any Ancillary Agreement, all fees, costs and expenses in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, and with the consummation of the transactions contemplated hereby and thereby will be borne by the Party incurring such fees, costs and expenses.

SECTION 10.14 Termination. Notwithstanding any provisions hereof, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Jefferies Board of Directors without the prior the approval of any Person. In the event of such termination, this Agreement shall forthwith become void and no Party shall have any liability to any Person by reason of this Agreement, except that Jefferies shall be liable for any costs and expenses, including reasonable attorneys’ fees, prior to or arising out of such termination.

SECTION 10.15 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, (i) no SpinCo Party shall be liable to any Gerrity/Cree Party, any Jefferies Party or any Fund Party, (ii) no Gerrity/Cree Party shall be liable to any SpinCo Party, any Jefferies Party or any Fund Party, (iii) no Jefferies Party shall be liable to any SpinCo Party, any Gerrity/Cree Party or any Fund Party, and (iv) no Fund Party shall be liable to any SpinCo Party, any Gerrity/Cree Party or any Jefferies Party under this Agreement for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages arising in connection with the transactions contemplated hereby, other than any such Liability paid or actually payable with respect to a Third-Party Claim.

SECTION 10.16 Conflicts. In the event of a conflict between any provision of the Tax Matters Agreement and this Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall govern.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date first above written.

JEFFERIES FINANCIAL GROUP INC.

By:
Name:
Title:

VITESSE ENERGY FINANCE LLC

By:
Name:
Title:

VITESSE ENERGY, INC.

By:
Name:
Title:

EXHIBIT A

OTHER SIGNATORIES

IN WITNESS WHEREOF, for the purposes of Article I, Sections 2.1-2.8, 4.1, 4.3(b) and 4.3(d), Articles VII and VIII, and Sections 9.4-9.8, 10.1-10.2 and 10.5-10.14 only, signatories below have caused this Agreement to be executed by their authorized representatives as of the date first above written.

Entity or Individual	Notice Information (Address, Tel., Email, Attention)	Signature	Name and Title
3B Energy, LLC
Baldwin Enterprise, LLC
Bob Gerrity
Brian Cree
Gerrity Bakken, LLC
JCP V LLC
Jefferies Capital Partners LLC
Jefferies Capital Partners V L.P.
Jefferies-SBI Strategic Investments USA LLC
Jefferies SBI USA Fund L.P.
Phlcorp Holdings LLC
Vitesse Energy, LLC
Vitesse Management Company LLC
Vitesse Oil, Inc.
Vitesse Oil, LLC
[ ][1]
[ ][2]

[1]	Note to Draft: To include the name of SpinCo VEL-Sub, when known.
[2]	Note to Draft: To include the name of SpinCo VOL-Sub, when known.